Exhibit 10.27
AMENDED AND RESTATED
ALLIS-CHALMERS ENERGY INC.
2006 INCENTIVE PLAN
     SECTION 1. Purpose of the Plan.
     This Amended and Restated Allis-Chalmers Energy Inc. 2006 Incentive Plan (the “Plan”) amends and restates the Allis-Chalmers Energy Inc. 2006 Incentive Plan (the “Prior Plan”) and is intended to promote the interests of Allis-Chalmers Energy Inc., a Delaware corporation (the “Company”), and its stockholders by encouraging officers, employees, non-employee directors and consultants of the Company and its Affiliates to acquire or increase their equity interests in the Company and to provide a means whereby they may develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to remain with and devote their best efforts to the business of the Company thereby advancing the interests of the Company and its stockholders. The Board of Directors of the Company also contemplates that through the Plan, the Company and its Affiliates will be better able to attract and retain the services of individuals who are essential for the growth and profitability of the Company. The Plan provides for payment of various forms of incentive compensation and accordingly is not intended to be a plan that is subject to the Employee Retirement Income Security Act of 1974, as amended, and shall be administered accordingly.
     SECTION 2. Definitions.
     As used in the Plan, the following terms shall have the meanings set forth below:
     “Affiliate” shall mean (i) any “parent corporation” of the Company (as defined in Section 424(e) of the Code), (ii) any “subsidiary corporation” of any such parent corporation (as defined in Section 424(f) of the Code) of the Company and (iii) any trades or businesses, whether or not incorporated, which are members of a controlled group or are under common control (as defined in Sections 414(b) or (c) of the Code) with the Company; provided, that, for the purpose of issuing Options or Stock Appreciation Rights, “Affiliate” means any corporation or other entity in a chain of corporations and/or other entities in which the Company has a “controlling interest” within the meaning of Treas. Reg. § 1.414(c)-2(b)(2)(i), but using the threshold of 50% ownership wherever 80% appears.
     “Award” shall mean any Option, Restricted Stock, Performance Award, Bonus Shares or Other Stock-Based Award.
     “Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

     “Board” shall mean the Board of Directors of the Company.
     “Bonus Shares” shall mean an award of Shares granted pursuant to Section 6(d) of the Plan.
     “Change in Control” shall mean, subject to the last paragraph of this definition, the occurrence of any one (1) of the following events:
(a)	any “person” (as defined in Section 3(a)(9) of the Exchange Act, and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (i) the Company or any of its subsidiaries; (ii) any employee benefit plan of the Company or any of its subsidiaries; (iii) or any Affiliate; (iv) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company; or (v) an underwriter temporarily holding securities pursuant to an offering of such securities (a “Person”), becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the shares of voting stock of the Company then outstanding;

(b)	the consummation of any merger, organization, business combination or consolidation of the Company or one (1) of its subsidiaries with or into any other company, other than a merger, reorganization, business combination or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger, reorganization, business combination or consolidation more than fifty percent (50%) of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

(c)	the consummation of a sale, lease, transfer, conveyance or other disposition (including by merger or consolidation) by the Company in one (1) or a series of related transactions, of all or substantially all of the Company’s assets, other than any such transaction if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than fifty percent (50%) of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets;

(d)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company; or

(e)	individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either (i) an actual or threatened election contest (as such terms are used in Rule 14A-11 of Regulation 14A promulgated under the Exchange Act) with respect to the election or removal of directors or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (ii) a plan or agreement to replace a majority of the members of the Board then comprising the Incumbent Board.
Except as otherwise expressly provided in an Award, solely with respect to any Award that constitutes deferred compensation that is subject to Section 409A of the Code and payment of such Award is contingent upon the occurrence of a Change in Control, the above definition of Change in Control shall be inoperative with respect to such Award and is hereby replaced by the definition of such term set forth in Treas. Reg. §1.409A-3(i)(5) or any successor thereto, but using 50% wherever 30% appears in Treas. Reg. §1.409A-3(i)(5)(vi) or any successor thereto and 50% wherever 40% appears in Treas. Reg. §1.409A-3(i)(5)(vii) or any successor thereto, which regulation, as modified herein, is hereby incorporated by reference into and shall form part of this Plan solely for the limited purpose of this sentence, and the Plan, solely as it relates to such Award, and such Award shall be operated in accordance with such modified definition of Change in Control.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder.
     “Committee” shall mean the compensation committee of the Board which, for any period in which the Company is subject to the reporting requirements of the Exchange Act, shall consist of not less than two (2) members of the Board, each of whom shall qualify as a “non-employee director” (as that term is defined in Rule 16b-3 of the General Rules and Regulations under the Exchange Act) appointed by and serving at the pleasure of the Board to administer the Plan or, if none, the Board; provided however, that with respect to any Award granted to a Covered Employee which is intended to be “performance-based compensation” as described in Section 162(m)(4)(C) of the Code, the Committee shall consist solely of two (2) or more “outside directors” as described in Section 162(m)(4)(C)(i) of the Code.
     “Company” shall mean the corporation described in Section 1 of the Plan or any successor thereto that assumes and continues the Plan.
     “Consultant” shall mean any individual, other than a Director or an Employee, who renders consulting services to the Company or an Affiliate for a fee.
     “Covered Employee” shall mean for fiscal years ending on or after December 15, 2006, any of the Chief Executive Officer of the Company and each other officer of the Company other than the Chief Executive Officer who is treated as a “covered employee” for purposes of applying Section 162(m) of the Code to Awards or any individual Consultant, Director or other Employee, or class of Consultants, Directors or Employees, who the Committee specifies in an Award shall be treated as a Covered Employee.
     “Director” shall mean a member of the Board who is not an Employee of the Company.

     “Effective Date” means the date that the Prior Plan was initially (i) adopted by the Board; and (ii) approved by stockholders of the Company not more than one (1) year prior to or after the date of such adoption. The provisions of the Prior Plan are applicable to all Awards granted on or after the Effective Date. The Plan, as adopted by the Board, shall be effective as of December 31, 2008.
     “Employee” shall mean any employee of the Company or an Affiliate.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” shall mean, with respect to Shares, the closing sales price of a Share on the applicable date (or if there is no trading in the Shares on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event the Shares are not publicly traded at the time a determination of its fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.
     “Option” shall mean an option granted under Section 6(a) of the Plan. Options granted under the Plan may constitute “incentive stock options” for purposes of Section 422 of the Code or nonqualified stock options.
     “Other Stock-Based Award” shall mean an award granted pursuant to Section 6(e) of the Plan that is not otherwise specifically provided for, the value of which is based in whole or in part upon the value of a Share.
     “Participant” shall mean any Director, Employee or Consultant granted an Award under the Plan.
     “Performance Award” shall mean any right granted under Section 6(c) of the Plan.
     “Performance Objectives” means the objectives, if any, established by the Committee that are to be achieved with respect to an Award granted under this Plan, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of a business, division, subsidiary, department, unit or function within the Company or an Affiliate in which the Participant receiving the Award is employed or in individual or other terms, and which will relate to the period of time determined by the Committee. Which objectives to use with respect to an Award, the weighting of the objectives if more than one (1) is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of companies, shall be determined by the Committee in its discretion at the time of grant of the Award. One or more of the following business criteria for the Company shall be used by the Committee in establishing Performance Objectives for Performance Awards granted to a Participant: (i) earnings per share; (ii) increase in price per share, (iii) increase in revenues; (iv) increase in cash flow; (v) return on net assets; (vi) return on assets; (vii) return on investment; (viii) return on equity; (ix) economic value added; (x) gross margin; (xi) net income; (xii) pretax earnings; (xiii) pretax earnings before interest, depreciation, depletion and amortization; (xiv) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xv) operating income; (xvi) total stockholder return;

(xvii) debt reduction; and (xviii) any of the above goals determined on the absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Committee including, but not limited to, the Standard & Poor’s 500 Stock Index or components thereof or a group of comparable companies. A Performance Objective need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses.
     “Person” shall mean an individual or a corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.
     “Plan” means the plan described in Section 1 of the Plan and set forth in this document, as amended from time to time.
     “Restricted Period” shall mean the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture and/or is not exercisable by the Participant.
     “Restricted Stock” shall mean any Share, prior to the lapse of restrictions thereon, granted under Sections 6(b) of the Plan.
     “Rule 16b-3” shall mean Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.
     “SEC” shall mean the Securities and Exchange Commission, or any successor thereto.
     “Shares” or “Common Shares” or “Common Stock” shall mean the common stock of the Company, $0.01 par value, and such other securities or property as may become the subject of Awards under the Plan.
     SECTION 3. Administration.
     The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. No member of the Committee shall vote or act upon any matter relating solely to himself. Grants of Awards to members of the Committee must be ratified by the Board. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, any stockholder and any Employee, Consultant or Director. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder and the members of the Board and the Committee shall be entitled to indemnification and reimbursement by the Company and its Affiliates in respect of any claim, loss, damage or expense (including legal fees) arising therefrom to the full extent permitted by law.
     SECTION 4. Shares Available for Awards.
(a)	Shares Available. Subject to adjustment as provided in Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be 1,500,000 Shares. In addition, during any calendar year in which Section 162(m) of the Code shall apply to the Company, the number of Shares reserved for issuance under the Plan which are subject to Options that may be granted to any one (1) Participant shall not exceed 200,000 Shares. If any Award is exercised, paid, forfeited, terminated or canceled without the delivery of Shares, then the Shares covered by such Award, to the extent of such exercise, payment, forfeiture, termination or cancellation, shall again be Shares with respect to which Awards may be granted; provided, however, that Shares not delivered due to withholding or payment of taxes or payment of exercise price shall not again be Shares with respect to which Awards may be granted.

(b)	Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares. No fractional Shares shall be issued under the Plan; payment for any fractional Shares shall be made in cash.

(c)	Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted; (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards; and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award.
     SECTION 5. Eligibility.
     Any Employee, Director or Consultant shall be eligible to be designated a Participant and receive an Award under the Plan.
     SECTION 6. Awards.
(a)	Options. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.
(i)	Exercise Price. The purchase price per Share purchasable under an Option shall be determined by the Committee at the time the Option is granted, but shall not be less than one hundred percent (100%) of the Fair Market Value per Share on such grant date if the Option is not an incentive stock option, and not less than one hundred percent (100%) of the Fair Market Value per Share on such date if the Option is an incentive stock option. If any Employee to whom an Option that is an incentive stock option is granted owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any parent corporation, within the meaning of Section 424(e) of the Code, or any subsidiary corporation of the Company, within the meaning of Section 424(f) of the Code, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant and the option term shall not exceed five (5) years measured from the date of grant. For purposes of the immediately preceding sentence, the attribution rules under Section 424(d) of the Code shall apply for purposes of determining an Employee’s ownership.

(ii)	Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part (which may include the achievement of one (1) or more Performance Objectives), and the method or methods by which, and the form or forms in which payment of the exercise price with respect thereto may be made. In that connection, in order to exercise an Option, the person or persons entitled to exercise it shall deliver to the Company payment in full for (i) the shares being purchased and (ii) unless other arrangements have been made with the Committee, any required withholding taxes. The payment of the exercise price for each Option shall either be (i) in cash or by check payable and acceptable to the Company (ii) with the consent of the Committee, by tendering to the Company shares of Common Stock owned by the person for more than six (6) months having an aggregate Fair Market Value as of the date of exercise that is not greater than the full exercise price for the shares with respect to which the Option is being exercised and by paying any remaining amount of the exercise price as provided in (i) above, or (iii) with the consent of the Committee and compliance with such instructions as the Committee may specify, by delivering to the Company and to a broker a properly executed exercise notice and irrevocable instructions to such broker to deliver to the Company cash or a check payable and acceptable to the Company to pay the exercise price and any applicable withholding taxes. Upon receipt of the cash or check from the broker, the Company will deliver to the broker the shares for which the Option is exercised. In the event that the person elects to make payment as allowed under clause (ii) above, the Committee may, upon confirming that the optionee owns the number of additional shares being tendered, authorize the issuance of a new certificate for the number of shares being acquired pursuant to the exercise of the Option less the number of shares being tendered upon the exercise and return to the person (or not require surrender of) the certificate for the shares being tendered upon the exercise. The date of sale of the shares by the broker pursuant to a cashless exercise under (iii) above shall be the date of exercise of the Option.

(iii)	Option Repricing. With stockholder approval, the Committee, in its absolute discretion, may grant to holders of outstanding Options that are not incentive stock options, in exchange for the surrender and cancellation of such Options that are not incentive stock options, new Options that are not incentive stock options having exercise prices lower (or higher with any required consent) than the exercise price provided in the Options so surrendered and canceled and containing such other terms and conditions as the Committee may deem appropriate.

(iv)	Incentive Stock Options. The terms of any Option granted under the Plan intended to be an incentive stock option shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. Incentive stock options may be granted only to employees of the Company, while it is a “corporation” described in Section 7701(a)(3) of the Code and Treas. Reg. Section 1.421-1(i)(l), and its parent corporation and subsidiary corporations, within the meaning of Section 424 of the Code. To the extent the aggregate Fair Market Value of the Shares (determined as of the date of grant) of an Option to the extent exercisable for the first time during any calendar year (under all plans of the Company and its parent and subsidiary corporations) exceeds $100,000, such Option Shares in excess of $100,000 shall not be incentive stock options. No Option that is an incentive stock option shall be issued under the Plan after the date that occurs one (1) day before the tenth (10th) anniversary of the date the Prior Plan was adopted by the Board or approved by the stockholders of the Company, whichever was earlier. No Option that is an incentive stock option shall be exercisable more than ten (10) years measured from the date of grant (five (5) years in the case of an Employee described in Section 6(a)(i) hereof) or three (3) months after the Participant ceases to be an Employee for any reason other than death or disability, or more than one (1) year after the Participant ceases to be an Employee due to death or disability.
(b)	Restricted Stock. Subject to the provisions of the Plan, the Committee shall have the authority to determine the Participants to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Restricted Period during which, and the conditions, including Performance Objectives, if any, under which if not achieved, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.
(i)	Dividends. Dividends paid on Restricted Stock may be paid directly to the Participant or may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Committee in its discretion.

(ii)	Registration. Any Restricted Stock may be evidenced in such manner as the Committee shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii)	Forfeiture and Restrictions Lapse. Except as otherwise determined by the Committee or the terms of the Award that granted the Restricted Stock, upon termination of a Participant’s employment (as determined under criteria established by the Committee) for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant and reacquired by the Company. Unrestricted Shares, evidenced in such manner as the Committee shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(iv)	Transfer Restrictions. During the Restricted Period, Restricted Stock will be subject to the limitations on transfer as provided in Section 6(f)(iii).

(c)	Performance Awards. The Committee shall have the authority to determine the Participants who shall receive a Performance Award, which shall confer on the Participant the right to receive payment of such Award, in whole or in part, upon the achievement of such Performance Objectives during such performance periods as the Committee shall establish with respect to the Award.
(i)	Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the Performance Objectives to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount of any payment or transfer to be made pursuant to any Performance Award.

(ii)	General. In the case of any Award granted to a Covered Employee, Performance Objectives shall be designed to be objective and shall otherwise meet the requirements of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee are such that the achievement of performance goals is “substantially uncertain” at the time of grant. The Committee may determine that such Performance Awards shall be granted and/or settled upon achievement of any one (1) performance goal or that two (2) or more of the performance goals must be achieved as a condition to the grant and/or settlement of such Performance Awards. Performance Objectives may differ among Performance Awards granted to any one (1) Participant or for Performance Awards granted to different Participants.

(iii)	Performance Period; Timing for Establishing Performance Goals. Achievement of Performance Objectives in respect of Performance Awards that are granted to a Covered Employee and intended to meet the requirements of Section 162(m) of the Code shall be measured over a performance period of not less than six (6) months and not more than ten (10) years, as specified by the Committee. Performance Objectives in the case of any Award granted to a Participant shall be established not later than ninety (90) days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code.

(iv)	Settlement of Performance Awards; Other Terms. After the end of each performance period, the Committee shall determine the amount, if any, of Performance Awards payable to each Participant based upon achievement of business criteria over a performance period. Except as may otherwise be required under Section 409A of the Code, payment described in the immediately preceding sentence shall be made by the later of (i) the date that is 2 1/2 months after the end of the Participant’s first taxable year in which the Performance Award is earned and payable under the Plan and (ii) the date that is 2 1/2 months after the end of the Company’s first taxable year in which the Performance Award is earned and payable under the Plan, and such payment shall not be subject to any election by the Participant to defer the payment to a later period. The Committee may not exercise discretion to increase any such amount payable in respect of a Performance Award which is intended to comply with Section 162(m) of the Code. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant prior to the end of a performance period or settlement of Performance Awards.

(v)	Written Determinations. All determinations by the Committee as to the establishment of Performance Objectives, the amount of any Performance Award, and the achievement of Performance Objectives relating to Performance Awards shall be made in a written agreement or other document covering the Performance Award. The Committee may not delegate any responsibility relating to such Performance Awards that are granted to a Covered Employee and intended to meet the requirements of Section 162(m) of the Code.

(vi)	Status of Performance Awards under Section 162(m) of the Code. It is the intent of the Company that Performance Awards granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) of the Code and regulations thereunder (including Treasury Regulations sec. 1.162-27 and successor regulations thereto) shall constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. Notwithstanding the foregoing, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean any person designated by the Committee, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan as in effect on the date of adoption or any agreements relating to Performance Awards that are intended to comply with Section 162(m) of the Code does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.
(d)	Bonus Shares. The Committee shall have the authority, in its discretion, to grant Bonus Shares to Participants. Each Bonus Share shall constitute a transfer of an unrestricted Share to the Participant, without other payment therefor, as additional compensation for the Participant’s services to the Company.

(e)	Other Stock-Based Awards. The Committee may also grant to Participants an Other Stock-Based Award, which shall consist of a right which is an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares as is deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, including the Performance Objectives, if any, applicable to such Award, the Committee shall determine the terms and conditions of any such Other Stock-Based Award. Notwithstanding any other provision of the Plan to the contrary, any Other Stock-Based Award shall contain terms that (i) are designed to avoid application of Section 409A of the Code or (ii) are designed to avoid adverse tax consequences under Section 409A should that Code section apply to such Award.

(f)	General Provisions Applicable to all Awards.
(i)	Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. No Award shall be issued in tandem with another Award if the tandem Awards would result in adverse tax consequences under Section 409A of the Code. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii)	Forms of Payment by Company Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

(iii)	Limits on Transfer of Awards.
A.	Except as provided in (C) below, each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or by the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution. Notwithstanding anything in the Plan to the contrary, a nonqualified stock option shall be transferable pursuant to a domestic relations order.

B.	Except as provided in (C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

C.	Notwithstanding anything in the Plan to the contrary, to the extent specifically provided by the Committee with respect to a grant, a nonqualified stock option may be transferred to immediate family members or related family trusts, or similar entities on such terms and conditions as the Committee may establish. In addition, Awards may be transferred by will or the laws of descent and distribution.
(iv)	Term of Awards. The term of each Award shall be for such period as may be determined by the Committee; provided, that in no event shall the term of any Award exceed a period of ten (10) years from the date of its grant (or such shorter term as may be required in respect of an Option that is an incentive stock option under Section 422 of the Code).

(v)	Share Certificates. All certificates for Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(vi)	Delivery of Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement (including, without limitation, any exercise price, tax payment or tax withholding) is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Committee shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, withholding of Shares, cashless exercise with simultaneous sale, or any combination thereof; provided that the combined value, as determined by the Committee, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid pursuant to the Plan or the applicable Award Agreement to the Company.

(vii)	Code Section 409A. Notwithstanding any other provision of the Plan to the contrary, any Award granted after December 31, 2004 shall contain terms that (i) are designed to avoid application of Section 409A of the Code to the Award or (ii) are designed to avoid adverse tax consequences under Section 409A of the Code should that Code Section apply to the Award.

(viii)	Section 409A Limits on Payments to Specified Employees. Notwith-standing any other provision of the Plan or an Award to the contrary, if a Participant is a “key employee,” as defined in Section 416(i) of the Code (without regard to paragraph 5 thereof), except to the extent permitted under Section 409A of the Code, no benefit or payment that is subject to Section 409A of the Code (after taking into account all applicable exceptions to Section 409A of the Code, including but not limited to the exceptions for short-term deferrals and for “separation pay only upon an involuntary separation from service”) shall be made under this Plan or the affected Award granted thereunder on account of the Participant’s “separation from service,” as defined in Section 409A of the Code, with the Company and its Affiliates until the later of the date prescribed for payment in this Plan or the affected Award granted thereunder and the first (1st) day of the seventh (7th) calendar month that begins after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant). Unless otherwise provided in the Award, any amount that is otherwise payable within the delay period described in the immediately preceding sentence will be aggregated and paid in a lump sum without interest.
     SECTION 7. Amendment and Termination.
     Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:
(a)	Amendments to the Plan. The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any stockholder, Participant, other holder or beneficiary of an Award, or other Person; provided, however, no such amendment may be made without stockholder approval to the extent that such approval is required by (i) applicable legal requirements or (ii) the requirements of any securities exchange or market on which the Shares are listed. Notwithstanding the foregoing, the Board or the Committee may amend the Plan in such manner as it deems necessary in order to permit Awards to meet the requirements of the Code or other applicable laws, or to prevent adverse tax consequences.

(b)	Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to Participant without the consent of such Participant.

(c)	Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
     SECTION 8. Adjustments Upon Changes in Stock/Change in Control.
(a)	Adjustments Upon Changes in Stock. If any change is made in the Shares subject to the Plan, or subject to any Award, without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan pursuant to Section 4(c) and the outstanding Awards will be appropriately adjusted in the class(es) and number of shares and exercise price per share of stock subject to such outstanding Awards. Such adjustments shall be made by the Board or the Committee, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company”.)

(b)	Change in Control. Unless otherwise provided in the Award, in the event of a Change in Control described in clauses (b), (c) or (d) of the definition of Change in Control under Section 2 of the Plan, (i) if the Company does not survive as an independent corporation (excluding as a subsidiary), the surviving corporation or an affiliate of such surviving corporation shall assume the Awards outstanding under the Plan or substitute similar awards (including an award to acquire the same consideration paid to the stockholders of the Company in the transaction effecting the Change in Control) for those outstanding under the Plan, or (ii) if the Company continues as an independent corporation (excluding as a subsidiary), such Awards shall continue in full force and effect. In the event of a Change in Control in which the Company does not survive as an independent corporation (excluding as a subsidiary), if any surviving corporation and its affiliates refuse to assume or continue the Awards, or to substitute similar awards for those outstanding under the Plan, then unless otherwise provided in the Award:
(i)	All Options then outstanding shall become immediately vested and fully exercisable immediately prior to the Change in Control, notwithstanding any provision therein for exercise in installments;

(ii)	All restrictions and conditions of all Restricted Stock then outstanding shall be deemed satisfied, and the Restricted Period or other limitations on payment in full with respect thereto shall be deemed to have expired immediately prior to the date of the Change in Control; and

(iii)	All outstanding Performance Awards and any Other Stock or Performance-Based Awards shall become fully vested, deemed earned in full immediately prior to the date of the Change in Control and promptly paid to the Participants as of the date of the Change of Control, without regard to payment schedules and notwithstanding that the applicable performance cycle, retention cycle or other restrictions and conditions shall not have been completed or satisfied.
     Notwithstanding the foregoing, the preceding provisions shall not apply to any Award to the extent that such provisions would result in any impermissible acceleration or substitution under Section 409A of the Code or any other violation of Section 409A of the Code that would result in adverse tax consequences to the Participant under Section 409A of the Code
(c)	Right of Cash-Out. If approved by the Board prior to or within thirty (30) days after such time as a Change in Control shall be deemed to have occurred, the Board shall have the right for a forty-five (45) day period immediately following the date that the Change in Control is deemed to have occurred to require all, but not less than all, Participants to transfer and deliver to the Company all Awards previously granted to the Participants in exchange for an amount equal to the “cash value” (defined below) of the Awards. Such right shall be exercised by written notice to all Participants. For purposes of this Section, the cash value of an Award shall equal the sum of (i) all cash to which the Participant would be entitled upon settlement or exercise of any Award which is not an Option and (ii) in the case of any Award that is an Option, the excess of the “market value” (defined below) per share over the option price, if any, multiplied by the number of shares subject to such Award. For purposes of the preceding sentence, “market value” per share shall mean the higher of (i) the average of the Fair Market Value per share of Common Stock on each of the five (5) trading days immediately following the date a Change in Control is deemed to have occurred or (ii) the highest price, if any, offered in connection with the Change in Control. The amount payable to each Participant by the Company pursuant to this Section shall be in cash or by certified check and shall be reduced by any taxes required to be withheld. Notwithstanding the foregoing, neither the Board, the Company nor the Committee shall have the right to cash-out any Award, if the existence or exercise of such right would result in any impermissible acceleration or substitution under Section 409A of the Code or any other violation of Section 409A of the Code that would result in adverse tax consequences to the Participant pursuant to Section 409A of the Code.

     SECTION 9. General Provisions.
(a)	No Rights to Awards. No Director, Employee, Consultant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Consultants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)	Withholding. The Company or any Affiliate is authorized to withhold at the minimum statutory rate from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, Shares that would otherwise be issued pursuant to such Award, other Awards or other property) of any applicable taxes payable in respect of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. In addition, the Committee may provide, in an Award Agreement, that the Participant may direct the Company to satisfy such Participant’s tax obligation through the “constructive” tender of already-owned Shares or the withholding of Shares otherwise to be acquired upon the exercise or payment of such Award.

(c)	No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

(d)	Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

(e)	Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(f)	Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance of transfer or such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.
(g)	No Trust or Fund Created. Neither the Plan nor the Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

(h)	No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(i)	Securities Laws Compliance. Unless the Shares have been registered under the Securities Act of 1933 (and, in the case of any Participant who may be deemed an affiliate of the Company for securities law purposes, such Shares have been registered under such Act for resale by such Participant), or the Company has determined that an exemption from registration is available, the Company may require prior to and as a condition of the exercise or payment of any Award that (i) the Participant desiring to exercise or receive payment such Award give the Company written notice thereof and that such notice may not be given by the Participant until forty-five (45) days thereafter (which time period may be waived by the Committee in its sole discretion) in order to allow the Company the opportunity to provide to such Participant any disclosure materials, or to make such filings, as may be required under federal and state securities laws and (ii) the Participant desiring to exercise or be paid such Award furnish the Company with a written representation in a form prescribed by the Committee to the effect that such person is acquiring said Shares solely with a view to investment for his or her own account and not with a view to the resale or distribution of all or any part thereof, and that such person will not dispose of any of such Shares otherwise than in accordance with the provisions of Rule 144 under the Act unless and until either the Shares are registered under the Act or the Company is satisfied that an exemption from such registration is available.

(j)	Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(k)	Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Code Section 409A and related regulations and Treasury pronouncements (“Section 409A”), that Plan provision or Award may be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award.
(l)	No Guarantee of Tax Consequences. None of the Board, the Company nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.
     SECTION 10. Term of the Plan.
     No Award shall be granted under the Plan after the tenth (10th) anniversary of the date the Prior Plan was adopted by the Board, as the Plan shall expire on that date unless earlier terminated pursuant to Section 7. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such expiration or termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such expiration or termination date.